SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2013

SELECTICA, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real

San Mateo, California 94403

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)     On February 22, 2013, Selectica, Inc. (the “Company”) received written notice (the “Notice”) from the NASDAQ Stock Market indicating that the Company is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the NASDAQ Capital Market. NASDAQ Capital Market Listing Rule 5550(b)(1) (the “Listing Rule”) requires registrants to maintain a minimum of $2,500,000 in stockholders equity unless the registrant has met one of the alternative standards of market value of listed securities or net income from continuing operations. In the Company’s Form 10-Q for the period ended December 31, 2012, the Company reported stockholders’ equity of $2,372,000. As such, the Company is currently not in compliance with the Listing Rule due to its $128,000 shortfall in stockholders’ equity noted. The Notice has no immediate effect on the listing of the Company’s common stock.

In the Notice, NASDAQ requested the Company to provide its plan to regain compliance with the continued listing requirements before April 8, 2013. If NASDAQ accepts the plan, it can grant the Company an additional 180 days from the date of the Notice for the Company to evidence compliance with the Listing Rule. If NASDAQ does not accept the plan, the Company will have the opportunity to appeal any delisting decision to a NASDAQ Listings Qualifications Panel. The Company is currently evaluating various alternative courses of action to regain compliance, and the Company intends to submit a plan with NASDAQ before April 8, 2013 to maintain its NASDAQ listing. The Company is working diligently to regain compliance with the Listing Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2013

SELECTICA, INC.

By:	/s/ Todd Spartz
Name:	Todd Spartz
Title:	Chief Financial Officer